Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES FIRST QUARTER 2021 FINANCIAL RESULTS

Board Authorizes $6 Million Share Repurchase Program

Conference call and webcast on May 6, 2021 at 5 p.m. ET

Radnor, PA, May 6, 2021 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced financial results for the three months ended March 31, 2021.

HIGHLIGHTS

●

Safeguard’s Board of Directors has authorized a new $6 million share repurchase program using existing funds in accordance with the requirements of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended. These repurchases will be made in open market or privately negotiated transactions and are expected to be completed within the 2021 calendar year.

●	Exits & Deployments
o

Safeguard exited Zipnosis and received $3.3 million of initial cash proceeds and a preferred equity interest valued using our internal valuation methodology at $15.3 million in Bright Health Group (Bright Health), a national integrated healthcare company. As a result of this transaction, Safeguard reported a gain of $17.0 million. Additional cash proceeds may be received from the final determinations of net working capital and the resolution of various escrow contingencies.

o

Safeguard exited WebLinc and T-REX Group in separate transactions for an aggregate of $6.2 million of gross proceeds and, in the case of WebLinc, additional performance based payments could be received over the next 24 months.

o	Safeguard funded a $1.0 million convertible loan to Trice Medical as part of a financing in which other existing Trice stockholders also participated.
o	Subsequent to the quarter-end, Safeguard exited Velano Vascular resulting in cash proceeds of $3.4 million.

●	Safeguard Company Performance
o

The aggregate trailing twelve-month revenues ending December 31, 2020 for Safeguard’s remaining eleven companies, which excludes Other Ownership Interests, was $321 million, down 8% as compared to the comparable 2019 period.

o	Trice Medical acquired Tenex Health, a leader in minimally invasive ultrasonic technology for the treatment of chronic pain in soft tissue and bone.
o	InfoBionic closed a $9 million loan facility to fund their continued growth.
o	Moxe entered into a strategic relationship with 3M Health Information Systems to offer Moxe’s data platform to 3M’s customer base of hospitals, physician groups, and health systems.
o

As previously disclosed, Syapse raised $68 million in growth capital from two venture capital funds. This transaction brings Safeguard’s ownership percentage to approximately 11% and resulted in a $7.3 million non-cash dilution gain.

●	Financial Results
o	Cash, cash equivalents and restricted cash totaled $21.8 million at March 31, 2021.
o	The carrying value of the Company’s ownership interests at year end totaled $62.6 million, with a total cost of $175.2 million.
o	Net income for the three months ended March 31, 2021 was $17.6 million, or $0.84 per share, as compared with a net loss of $16.0 million, or $0.77 per share, for the same period in 2020.
o	The prior year quarterly results included non-cash impairment charges of $11.3 million, while the current period included gains resulting from the sales of Zipnosis and T-REX totaling $17.7 million.

●	Operating Costs
o	Safeguard continued to reduce its operating costs in 2021. General and administrative expenses totaled $2.5 million for the quarter as compared to $3.5 million for the 2020 quarter.
o	Safeguard also continued to lower its corporate expenses, which totaled $1.2 million for the first quarter of 2021, as compared to $1.5 million for the comparable period of 2020, an 18% decline.

●	Outlook
o

Safeguard remains committed to returning value to shareholders when we exceed our targeted liquidity threshold, subject to then prevailing market conditions and expected liquidity needs. Based on our evaluation of future liquidity needs, Safeguard has lowered its targeted liquidity threshold from $20 million to $18 million.

o	We will continue to consider additional share repurchases, modifications to the program announced today and/or dividends in the event of subsequent exit transactions during 2021.

“We are encouraged to see an increasing pace of activity in our portfolio over the past few months, including monetizations of WebLinc, T-Rex, Velano and the successful sale of Zipnosis to Bright Health.” said Eric C. Salzman, Chief Executive Officer. “We expect further positive developments during 2021 and, with the stock buy back plan that we announced today, we will continue to work to maximize value and return cash to our shareholders.”

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items.  See full reconciliation in the financial section of this statement.

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OWNERSHIP INTERESTS AT MARCH 31, 2021

Companies	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)

Initial Revenue Stage: Up to $1 million
None
Revenue of $1 million to $5 million
Moxe Health Corporation	Healthcare	2016	27.6%	$4.8	$7.5
Revenue of $5 million to $10 million
Trice Medical, Inc.	Healthcare	2014	16.6%	1.9	11.8
Lumesis, Inc.	Financial Services	2012	43.4%	0.9	5.6
Clutch Holdings, Inc.	Digital Media	2013	42.3%	4.7	16.9
Revenue of $10 million to $20 million
InfoBionic, Inc.	Healthcare	2014	25.2%	-	22.0
meQuilibrium +	Healthcare	2015	32.0%	3.0	14.0
Syapse, Inc.++	Healthcare	2014	11.1%	8.3	25.0
Revenue of $20 million to $50 million
Aktana, Inc.	Healthcare	2016	15.0%	1.7	14.2
Prognos Health, Inc.	Healthcare	2011	28.5%	3.8	12.6
Greater than $50 million in revenue
Flashtalking	Digital Media	2018	13.2%	12.5	19.2
MediaMath, Inc.	Digital Media	2009	13.3%	-	15.5
Other Ownership Interests
Bright Health Group	Healthcare	2021		15.3	-
Velano Vascular *	Healthcare	2013		2.0	1.7
All others	Various			3.7	9.2
			TOTAL:	$62.6	$175.2

+ Company progressed into higher revenue stage this quarter.

++ Company dropped into a lower revenue stage this quarter.

* Company was exited during the second quarter of 2021.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: May 6, 2021

Time: 5 pm ET

Webcast: http://www.safeguard.com/events

Live Number: 844-200-6205

Replay Number: 929-458-6194

Access Code: 840410

Speakers: Chief Executive Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the quarter’s financial results followed by Q&A

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Replay will be available through June 7, 2021 at 11:59 pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2021	December 31, 2020
Assets
Cash, cash equivalents and restricted cash	$21,775	$15,601
Other current assets	588	462
Total current assets	22,363	16,063
Ownership interests in and advances	62,593	50,398
Other assets	2,028	2,574
Total Assets	$86,984	$69,035

Liabilities and Equity
Other current liabilities	$3,978	$3,470
Total current liabilities	3,978	3,470
Lease liability - non-current	1,964	2,053
Other long-term liabilities	50	637
Total equity	80,992	62,875
Total Liabilities and Equity	$86,984	$69,035

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Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Operating expenses	$2,463	$3,532
Operating loss	(2,463)	(3,532)
Other income (loss), net	706	(3,567)
Interest, net	53	105
Equity income (loss), net	19,329	(9,014)
Net income (loss) before income taxes	17,625	(16,008)
Income tax benefit (expense)	—	—
Net income (loss)	$17,625	$(16,008)
Net income (loss) per share:
Basic	$0.84	$(0.77)
Diluted	$0.84	$(0.77)
Weighted average shares used in computing income (loss) per share:
Basic	20,902	20,686
Diluted	20,930	20,686

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Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding stock based compensation, severance costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended
	March 31,
	2021	2020
Corporate expenses	$1,197	$1,453
Stock based compensation	245	86
Severance costs	774	1,743
Non-recurring items and other	247	250
General and administrative expenses	$2,463	$3,532

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